Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of Robbins & Myers, Inc. for the registration of its common shares and to the incorporation by reference therein of our reports dated March 5, 2010, with respect to the consolidated financial statements of T-3 Energy Services, Inc., and the effectiveness of internal control over financial reporting of T-3 Energy Services, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
Houston, Texas
November 10, 2010